Exhibit 10.90

Addendum of Terms for Transfer of Gabriel Matsliach

To: Mr. Gabriel Matsliach

Please review following terms and conditions of Transfer to the Intelligent Networks Division. Please return a signed copy to Margie Talarowski no later than Friday, December 27, 2002. In addition to this letter, please refer to the Transfer Letter and Employment Agreement for additional items.

Terms and Termination

You will be required to sign an employee contract for 2 years with required extension to a third year at the Company’s discretion.

Notice Periods for Termination

(a) By the Company: During the first 21 months of the Employment Term, the shorter of 180 days or the remaining number of days until the second anniversary of the Effective Date (June 17, 2004), and thereafter, by giving 90 days’ prior written notice of termination to the Employee.

(b) You will be provided formal notification via a 90 day Performance Improvement Plan, except for termination due for cause, this plan occurs prior to the 90 days’ written notice of termination as stated in (a).

(c) By the Employee: By giving 180 days’ prior written notice of termination to the Company, but in any event not earlier than the second anniversary of the Effective Date (June 17, 2004).

This assignment may be changed or ended at any time by Comverse due to business circumstances or for any other compelling reason.

In no event will the contract extend beyond a total of five (5) years from your start date. It is understood that if you remain with Comverse beyond the five-year anniversary of your start date, your status as ex-patriot will terminate along with the benefits provided herein and you will be converted to the benefits received by other United States based employees.

Eligibility for Repatriation Benefits

Note: Expatriation and Repatriation policies are currently being revised.

Eligibility for repatriation benefits will be dependent upon the reason for termination or separation from Comverse.

Transfer for employment with another Comverse subsidiary: You will be eligible for full repatriation package after completion of the transfer assignment.

Termination due to layoff (downsizing): You will be eligible for full repatriation package if repatriation expenses are incurred within four (4) months of termination date.

Termination for poor performance: In the event that the termination is due to poor performance, the relocation to homeland must begin immediately. Any unnecessary delays may lead to forfeiture of coverage. In such a case, the repatriation coverage will be limited to airline tickets and shipment of household items in a 20-foot container. In order to qualify, repatriation expenses must be incurred within four (4) months of the termination date.

Termination due to employee death: In the event of your death, your spouse and dependent children are eligible for the repatriation package. In order to qualify, repatriation expenses must be incurred within four (4) months of your death.

Termination for Cause: In the event that the termination is due to gross misconduct prior to end of transfer assignment, you will not be eligible for any repatriation package.

Termination for voluntary resignation in host location: In case of voluntary resignation prior to end of transfer assignment, you will not be eligible for any repatriation package. Voluntary resignation automatically terminates the status of “ex-patriot”, and all benefits of the in-patriot status cease as of the termination date, including maintenance of the visa status.

If you remain on assignment for over five (5) years and have demonstrated intent to remain in the United States indefinitely by obtaining citizenship or permanent residency, no repatriation assistance will be provided.

In the event of a lay-off or other termination not for cause, the company will pay the above plus any penalties for breaking rental agreements, car leases and similar costs upon proof of the expenses.

Relocation to Home Country

At the conclusion of your assignment, subject to the eligibility requirements provided above, the following repatriation expenses related to you and your family’s departure are reimbursable:

1. Air Fare. Comverse will pay the airfare costs for you and your family to fly coach class to home country. Comverse will cover the costs of you, your spouse and dependent children living permanently with you.

2. Temporary Living Costs. Comverse will provide you reimbursement of temporary living costs according the following constraints:

(a) Reimbursement may be provided for up to thirty (30) days in a company-approved hotel. Temporary accommodations can be used in either the United States or home country.

(b) A car rental (Class A) will be provided for up to fourteen (14) days in locations where deemed necessary.

3. A 20-foot container for your household items for the departure back to home country (door-to door, inclusive of packing and insurance of goods).

In the event of a lay-off or other termination not for cause, the company will pay the above plus any penalties for breaking rental agreements, car leases and similar costs upon proof of the expenses.

At the conclusion of your transfer assignment, should Comverse like to extend an opportunity to you to work back in Israel, your compensation and terms will not be less than what they would have been had you stayed with Comverse, Ltd.

Please sign and return the duplicate copy of this letter to Margie Talarowski, indicating your understanding and acceptance of these terms. Please keep a copy for your own files.

With best wishes for a mutually rewarding relationship,

Sincerely,

/s/ Margie Talarowski
Margie Talarowski,
Sr. Director HR & Administration
Comverse
Intelligent Networks Division

ACCEPTED:

/s/ Gabriel Matsliach
Gabriel Matsliach

Date:	2/28/03